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                                                                EXHIBIT 5



                                August 27, 1997


Bingham Financial Services Corporation
31700 Middlebelt
Suite 125
Farmington Hills, Michigan 48334

     Re: Bingham Financial Services Corporation

Gentlemen:

     We have acted as counsel to Bingham Financial Services Corporation, a Michigan corporation (the "Company"), in connection with the proposed offering of 1,150,000 shares of Common Stock ("Common Stock") by the Company, as described in the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on August 27, 1997 (together with all amendments thereto, the "Registration Statement").

     We are attorneys admitted to practice in the State of Michigan. Accordingly, we express no opinion concerning the laws of any jurisdiction other than the laws of the United States of America and the State of Michigan. In rendering the opinion contained in this letter, we have assumed without investigation that the information supplied to us by the Company is accurate and complete.

     Based upon and subject to the foregoing, it is our opinion that the shares of Common Stock to be offered under the Registration Statement have been duly authorized, and upon the sale thereof in the manner referred to in the Registration Statement, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                               Very truly yours,

                          JAFFE, RAITT, HEUER & WEISS
                            Professional Corporation